Exhibit 10.2

MODIFICATION OF COPYRIGHT LICENSE AGREEMENT

DATED AUGUST 25TH, 2017

This Modification of such Copyright License Agreement (the “Modification” or “Modification Agreement”) is made and effective this 01 day of February, 2018:

BETWEEN:	Celebiddy, Inc. (the “Company” or the “Purchaser”), a corporation organized and existing under the laws of the State of Delaware, with its head office located at:

18 Narbonne
Newport Beach, CA 92660

AND:	Adam Watson (“Watson” or the “Seller”) an individual with his main address located at:

1940 W. Orangewood Ave., Suite 204
Orange, CA 92868

RECITALS

A.	WHEREAS pursuant to the Copyright License Agreement dated August 25th, 2017 [“License”], the Company obtained from Watson an exclusive, non-transferable right to use and exploit all of the technology related to Watson’s online and mobile dating application and match-making utility program, entitled the AFTERBURNER DATING SYSTEM (collectively, the “Technology”) for an indefinite term; and

B.	WHEREAS the Purchaser, for the price and subject to the terms and conditions contained herein, wishes to purchase outright from Seller all of Seller’s rights, titles and interests in the Technology;

C.	AND WHEREAS Adam Watson, for the price and subject to the terms and conditions contained herein, wishes to sell to Celebiddy, Inc. name, all of its rights, titles and interests in the Technology;

Therefore, in consideration of the mutual promises contained in this Modification Agreement, the parties agree as follows:

1.	CONSTRUCTION

This Modification Agreement shall be construed in conjunction with the License and, except as amended by this instrument, all of the terms, covenants, and conditions of the License shall remain in full force and effect and are ratified and confirmed by this instrument.

2.	DEFINED TERMS

All terms used in this Modification shall have the meanings ascribed to them in the License unless otherwise defined in this instrument.

2.	SALE OF TECHNOLOGY

Subject to the terms and conditions herein contained, ADAM WATSON hereby sells and transfers All rights, titles and interests in the Technology to the Purchaser, and the Purchaser hereby purchases such rights, titles and interests from Watson for a total purchase price (the “Purchase Price”) of $5,000 (five thousand dollars), plus other additional consideration as set forth below. As such, upon execution of this Modification by the Parties Seller shall forfeit all rights, titles and interests in and to the Technology.

3.	ADDITIONAL CONSIDERATION – SELLER’S COMMISSION

In addition to payment of the Purchase Price, the Company further agrees to pay to Seller, and Seller hereby accepts, a commission payment equal to 10% (ten percent) of the Company’s monthly net Profit (Seller’s “Commission”). Payment of Seller’s Commission shall be made monthly, at the first of each month, with first payment becoming due on February 1st, 2018, and shall be calculated after deduction of all reasonable expenses incurred by the Company in the given month when said Commission shall be due. In conjunction therewith, the Company shall deliver to Seller a monthly earnings report (“Report”) detailing the Company’s monthly accounting and percentage thereof that shall be due to Seller as Commission, as is consistent with the consideration promised by this Section. Any Report to be delivered under this Section shall be delivered no later then 15 (fifteen) days following the month for which the Commission payment shall have been due.

The Commission shall endure for the life of the Company, unless terminated in advance by mutual agreement between the Parties. In the event of an acquisition of the Company by an independent third party, the Company shall reward 10 (ten) percent of the total sale price to Seller, as consideration in lieu of the ongoing Commission that would be otherwise due, following closing of the acquisition.

In the event of default on part of Purchaser of any of the provisions provided by this Section, Purchaser shall have the right to cure or if the breach is uncurable, Seller may pursue all remedies available so as is consistent with the terms as set forth by this Agreement.

4.	OWNERSHIP AND TRANSFER OF RIGHTS, INTELLECTUAL PROPERTY AND OTHERWISE

Contemporaneous with the Parties’ execution of this Modification and Purchaser’s subsequent payment to Seller of the Purchase Price, Seller shall either transfer or cause to be transferred all of Seller’s rights to the Technology, including copyright registrations, patents, all associated registrations, intellectual property rights and otherwise, to the Company (the “Rights Transfer”).Seller hereby acknowledges that, following the Rights Transfer, the Company shall be the sole owner of the Technology and of all associated federal registrations and pending registrations, and Seller shall do nothing inconsistent with such ownership. Seller further agrees that he will not claim ownership rights to the Technology, or any derivative, compilation, sequel or series, or related work owned by or used by the Company. Seller further agrees that by this Modification Seller shall have forfeited all right, title, and interest in and to the Technology.

Seller further agrees that he will not do anything inconsistent with the Company’s ownership of the Technology, and will not claim adversely to the Company, or assist any third party in attempting to claim adversely to the Company, with regards to such ownership. Seller further agrees that he will not challenge the Company’s title to the Technology, oppose any registration or re-registrations thereof, or challenge the validity of this Agreement or the grants provided herein or hereunder.

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5.	WAIVER OF PURCHASER’S PREEXISTING OBLIGATIONS UNDER LICENSE

The mutual covenants offered herein shall constitute and operate as a waiver such that any preexisting obligations owing under the License, to either Party, that happen to conflict with the terms set forth in this Modification, unless already fulfilled, are now hereby waived, and the mutual covenants contained in this Modification shall operate and take effect in place and in lieu of said conflicting preexisting obligations under the License.

Specifically and as consideration of the new mutual promises contained in this Modification, the Parties agree to the following:

4.1       Seller hereby waives any claim of ownership in and to the Technology, including but not limited to, rights of reversion as may have been expressed under the License Agreement, as the sale of the Technology shall effectively operate as a waiver of all Seller’s rights in and to the Technology;

4.2       Seller hereby waives all Purchaser’s preexisting obligations to pay to Watson a percentage of the Company’s net profits or sales, except as has been expressed pursuant to this Modification (See Sections 2 and 3 above). Seller further hereby waives any and all preexisting obligations on part of Purchaser, under the License, to pay royalties, except as defined pursuant to this Modification (if at all);

4.3       Seller hereby waives all Purchaser’s preexisting obligations to pay royalties to Watson a percentage of the Company’s net profits or sales, except as has been expressed pursuant to this Modification (See Sections 2 and 3 above);

4.4       Seller hereby waives all other limitations that may have been placed on Purchaser’s exploitation of the Technology under the License, including, but not limited to, limitations on utilization of web-based implementations, resale, transfer, or assignment to third parties;

4.5       All spending, advertising or marketing obligations, as loosely defined in Section 9 of the License (under heading “Licensee Responsibilities”), are hereby waived.

The Parties acknowledge that the preceding list in this Section is not exhaustive, and there may be other terms of the License which may either conflict with, or are otherwise made inoperable as a result of the execution of this Modification and associated waiver. In the event of a conflict, both Parties hereby acknowledge and accept that the terms of this Modification shall survive, rendering any and all conflicting terms of the License null and void.

IN WITNESS WHEREOF, Purchaser and Seller duly executed this Modification of License Agreement, as of the day and year written above.

PURCHASER	SELLER

/s/ Adam Watson
Celebiddy, Inc.	Adam Watson
Mary Malek (CEO)	1940 W. Orangewood Ave.
18 Narbonne	Suite 204
Newport Beach, CA 92660	Orange, CA 92868

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